Exhibit 99.1

Gray

Television, Inc.

NEWS RELEASE

Gray Reports Operating Results

For the Three-Month and Six-Month Periods Ended June 30, 2013

Atlanta, Georgia – August 8, 2013. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN and GTN.A) today announced results from operations for the three-month period (the “second quarter of 2013”) and six-month period ended June 30, 2013 as compared to the three-month period (the “second quarter of 2012”) and six-month period ended June 30, 2012.

Highlights:

For the second quarters of 2013 and 2012, our revenue, broadcast expense and corporate and administrative expense were as follows:

	Three Months Ended June 30,
	2013	2012	% Change
	(in thousands except for percentages)
Revenue (less agency commissions)	$84,285	$94,691	(11)%
Operating expenses (before depreciation, amortization and gain on disposal of assets):
Broadcast expense	$51,807	$52,829	(2)%
Corporate and administrative expense	$5,293	$3,629	46%

We are pleased with our operating results for the second quarter of 2013. We experienced period over period increases in national advertising, local advertising and retransmission consent revenue. Our period over period decrease in total revenue was primarily due to the expected decrease in political advertising revenue.

Our period over period decrease in broadcast expenses (excluding depreciation, amortization and gain on disposal of assets) was due primarily to decreases in incentive compensation and national sales commissions. Our period over period increase in corporate and administrative expenses (excluding depreciation, amortization and gain on disposal of assets) was due primarily to an increase in stock-based compensation related to the resignation of a former employee.

Comments on Results of Operations for the Three-Month Period Ended June 30, 2013:

Revenue.

Total revenue decreased $10.4 million, or 11%, to $84.3 million for the second quarter of 2013 compared to the second quarter of 2012. Local and national advertising revenue and retransmission consent revenue increased while political advertising revenue, consulting revenue and other revenue decreased. Local and national advertising revenue increased due to increased spending by our advertisers in a gradually improving economic environment. Retransmission consent revenue increased primarily due to increased subscriber counts and rates. Political advertising revenue decreased due to decreased advertising from political candidates and special interest groups in the “off year” of the two-year election cycle. Other revenue decreased due primarily to an anticipated reduction of certain copyright royalty payments in the second quarter of 2013.

4370 Peachtree Road, NE * Atlanta, GA 30319

(404) 504-9828 * Fax (404) 261-9607

We were party to a consulting agreement with Young Broadcasting, Inc. (“Young”) that expired on December 31, 2012. We recorded $0.6 million in revenue from this agreement in the second quarter of 2012. We did not record any consulting revenue in the second quarter of 2013. However, subsequent to June 30, 2013, we received $7.1 million in incentive consulting revenue under that agreement for services rendered prior to the expiration thereof. We will recognize this payment as consulting revenue in the three-month period ending September 30, 2013.

The principal components of our revenue for the second quarter of 2013 compared to the second quarter of 2012 were as follows:

Local advertising revenue increased $2.5 million, or 5%, to $50.9 million.

National advertising revenue increased $0.7 million, or 5%, to $15.1 million.

Internet advertising revenue decreased $0.1 million, or 2%, to $6.3 million.

Political advertising revenue decreased $12.4 million, or 94%, to $0.8 million.

Retransmission consent revenue increased $1.1 million, or 13%, to $9.4 million.

Other revenue decreased $1.7 million, or 46%, to $2.0 million.

Our five largest nonpolitical advertising categories on a combined local and national basis by customer type for the second quarter of 2013 demonstrated the following changes in revenue during the second quarter of 2013 compared to the second quarter of 2012: automotive increased 9%; medical decreased 1%; restaurant decreased less than 1%; communications increased 13%; and furniture and appliances increased 5%.

Operating expenses.

Broadcast expenses (before depreciation, amortization and gain on disposal of assets) decreased $1.0 million, or 2%, to $51.8 million for the second quarter of 2013 compared to the second quarter of 2012. This decrease was due primarily to decreases in compensation expense of $0.9 million and non-compensation expense of $0.1 million. Compensation expense decreased primarily due to decreases in incentive compensation and healthcare expense offset, in part, by increases in salaries and pension expenses. Non-compensation expense decreased primarily due to decreases in national sales commissions, bad debt expense and repairs and maintenance offset, in part, by increases in programing costs, market research and software license fees.

As of June 30, 2013 and 2012, we employed 2,086 and 2,070 total employees, respectively, in our broadcast operations.

Corporate and administrative expenses (before depreciation, amortization and gain on disposal of assets) increased $1.7 million, or 46%, to $5.3 million. The increase was due primarily to increases in compensation expense of $1.0 million and non-compensation expense of $0.7 million. Compensation expense increased primarily due to an increase in stock-based compensation expense offset, in part, by a decrease in incentive compensation. The increase in stock-based compensation and the decrease in incentive compensation were due primarily to the resignation of a former employee. We recorded non-cash stock-based compensation expense during the second quarter of 2013 and the second quarter of 2012 of $1.3 million and $0.1 million, respectively. Non-compensation expense increased primarily due to increased legal, consulting and market research expenses.

Comments on Results of Operations for the Six-Month Period Ended June 30, 2013:

Revenue.

Total revenue decreased $12.9 million, or 7%, to $162.5 million for the six months ended June 30, 2013 compared to the six months ended June 30, 2012. Local and national advertising revenue and retransmission consent revenue increased while political advertising revenue, consulting revenue and other revenue decreased. Local and national advertising revenue increased due to increased spending by advertisers in a

Gray Television, Inc. Earnings Release for the three-month and six-month periods ended June 30, 2013	Page 2 of 12

gradually improving economic environment. In addition, local and national net advertising revenue in the six months ended June 30, 2013 was positively influenced by the broadcast of the 2013 Super Bowl on our 20 CBS channels, earning us approximately $1.1 million, an increase of approximately $0.3 million compared to the broadcast of the 2012 Super Bowl on our 10 NBC channels that earned us approximately $0.8 million. Retransmission consent revenue increased primarily due to increased subscriber counts and rates. Political advertising revenue reflected decreased advertising from political candidates and special interest groups during the “off year” of the two-year political advertising cycle. Other revenue decreased due to an anticipated reduction of certain copyright royalty payments during 2013 period.

We did not record any consulting revenue resulting from our now expired consulting agreement with Young in the six-month period ended June 30, 2013. However, as stated in our comments on the three-month period ended June 30, 2013, we will record $7.1 million in incentive consulting revenue under that agreement during the three-month period ending September 30, 2013.

The principal components of our revenue for the six months ended June 30, 2013 compared to the six months ended June 30, 2012 were as follows:

Local advertising revenue increased $3.0 million, or 3%, to $97.3 million.

National advertising revenue increased $1.1 million, or 4%, to $28.5 million.

Internet advertising revenue decreased $0.1 million, or 1%, to $12.0 million.

Political advertising revenue decreased $16.7 million, or 92%, to $1.4 million.

Retransmission consent revenue increased $2.3 million, or 14%, to $19.1 million.

Other revenue decreased $1.3 million, or 23%, to $4.2 million.

Our five largest nonpolitical advertising categories on a combined local and national basis by customer type for the six-month period ended June 30, 2013 demonstrated the following changes in revenue during the six-month period ended June 30, 2013 compared to the six-month period ended June 30, 2012: automotive increased 10%; medical decreased 5%; restaurant decreased 1%; communications increased 2%; and furniture and appliances increased 5%.

Operating expenses.

Broadcast expenses (before depreciation, amortization and gain on disposal of assets) increased $1.7 million, or 2%, to $105.3 million for the six-month period ended June 30, 2013 compared to the six-month period ended June 30, 2012. This increase was due primarily to an increase in compensation expense of $0.8 million and non-compensation expense of $0.9 million. Compensation expense increased primarily due to increases in salaries, healthcare and pension expenses offset, in part, by decreased incentive compensation. Non-compensation expense increased primarily due to an increase in programing costs, market research and consulting expenses offset, in part, by a decrease in national sales commissions, legal expenses and repairs and maintenance costs.

Corporate and administrative expenses (before depreciation, amortization and gain on disposal of assets) increased $2.4 million, or 35%, to $9.1 million. The increase was due primarily to an increase in compensation expense of $1.4 million and an increase in non-compensation expense of $1.0 million. Compensation expense increased primarily due to an increase in stock-based compensation expense offset, in part, by a decrease in incentive compensation. The increase in stock-based compensation and the decrease in incentive compensation were due primarily to the resignation of a former employee. We recorded non-cash stock-based compensation expense during the six-month periods ended June 30, 2013 and 2012 of $1.5 million and $0.2 million, respectively. Non-compensation expense increased primarily due to increased legal, consulting, market research and other professional services expenses.

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Detailed table of operating results:

Gray Television, Inc.

Selected Operating Data (Unaudited)

(in thousands except for net income per share data)

	Three Months Ended June 30,
	2013	2012
Revenue (less agency commissions)	$84,285	$94,691
Operating expenses before depreciation, amortization and gain on disposal of assets, net:
Broadcast	51,807	52,829
Corporate and administrative	5,293	3,629
Depreciation	5,938	5,716
Amortization of intangible assets	12	18
Gain on disposals of assets, net	(77)	(547)

Operating expenses	62,973	61,645

Operating income	21,312	33,046
Other expense:
Miscellaneous expense, net	(1)	—
Interest expense	(12,594)	(15,126)

Income before income tax	8,717	17,920
Income tax expense	3,573	6,926

Net income	5,144	10,994
Preferred stock dividends (includes accretion of issuance cost of $0 and $77, respectively)	—	1,179

Net income attributable to common stockholders	$5,144	$9,815

Basic per share information:
Net income attributable to common stockholders	$0.09	$0.17

Weighted-average shares outstanding	57,561	57,151

Diluted per share information:
Net income attributable to common stockholders	$0.09	$0.17

Weighted-average shares outstanding	57,939	57,190

Political advertising revenue (less agency commissions)	$751	$13,138

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Gray Television, Inc .

Selected Operating Data (Unaudited)

(in thousands except for net income per share data)

	Six Months Ended June 30,
	2013	2012
Revenue (less agency commissions)	$162,454	$175,365
Operating expenses before depreciation, amortization and gain on disposal of assets, net:
Broadcast	105,301	103,601
Corporate and administrative	9,117	6,735
Depreciation	11,738	11,607
Amortization of intangible assets	31	37
Gain on disposals of assets, net	(105)	(482)

Operating expenses	126,082	121,498

Operating income	36,372	53,867
Other income (expense):
Miscellaneous income, net	—	2
Interest expense	(25,134)	(30,289)

Income before income tax expense	11,238	23,580
Income tax expense	5,224	9,215

Net income	6,014	14,365
Preferred stock dividends (includes accretion of issuance cost of $0 and $154, respectively)	—	2,358

Net income attributable to common stockholders	$6,014	$12,007

Basic per share information:
Net income attributable to common stockholders	$0.10	$0.21

Weighted-average shares outstanding	57,542	57,149

Diluted per share information:
Net income attributable to common stockholders	$0.10	$0.21

Weighted-average shares outstanding	57,820	57,169

Political advertising revenue (less agency commissions)	$1,392	$18,097

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Other Financial Data:

	June 30, 2013	December 31, 2012
	(in thousands)
Cash	$23,404	$11,067
Long-term debt	$833,004	$832,867
Borrowing availability under our senior credit facility	$40,000	$40,000

	Six Months Ended June 30,
	2013	2012
	(in thousands)
Net cash provided by operating activities	$25,919	$45,107
Net cash used in investing activities	(13,669)	(10,845)
Net cash provided by (used in) financing activities	87	(11,411)

Net increase in cash	$12,337	$22,851

Internet Initiatives:

Our website page view data for the three-month and six-month periods ended June 30, 2013 compared to the three-month and six-month periods ended June 30, 2012 is as follows:

Gray Websites—Data

	Three Months Ended June 30,
	2013	2012	% Change
	(in millions, except percentages)
Advertising impressions generated	1,152.7	1,077.4	7%
Total page views (including mobile page views)	397.5	383.9	4%

	Six Months Ended June 30,
	2013	2012	% Change
	(in millions, except percentages)
Advertising impressions generated	2,389.8	2,108.9	13%
Total page views (including mobile page views)	770.2	763.8	1%

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Guidance for the Three Months Ending September 30, 2013 (the “third quarter of 2013”) and the Year Ending December 31, 2013 (the “full year 2013”)

We currently anticipate that our results of operations for the third quarter of 2013 will be within the ranges presented in the table below:

Selected operating data:	Low End Guidance for the Third Quarter of 2013	% Change From Actual Third Quarter of 2012	High End Guidance for the Third Quarter of 2013	% Change From Actual Third Quarter of 2012	Actual Third Quarter of 2012
	(dollars in thousands)
OPERATING REVENUE:
Revenue (less agency commissions)	$87,000	(15)%	$88,000	(14)%	$102,879
OPERATING EXPENSES
(before depreciation, amortization and gain on disposals of assets):
Broadcast	$54,700	5%	$55,250	6%	$52,034
Corporate and administrative	$4,200	5%	$4,400	10%	$4,010
OTHER SELECTED DATA:
Political advertising revenue (less agency commissions)	$600	(98)%	$800	(97)%	$24,508

Comments on Guidance:

Third Quarter of 2013.

Based on our current forecasts for the third quarter of 2013, we anticipate the following changes from the three-month period ended September 30, 2012 (the “third quarter of 2012”):

Revenue.

•	We believe our third quarter of 2013 local advertising revenue, excluding political advertising revenue, will increase from the third quarter of 2012 by approximately 5% to 6%.

•	We expect our third quarter of 2013 national advertising revenue, excluding political advertising revenue, will decrease from the third quarter of 2012 by approximately 2%.

•

In the third quarter of 2012, our local and national advertising revenue, on a combined basis, included $5.1 million of advertising revenue resulting from the broadcast of the 2012 Olympic Games. No Olympic Games will take place in the third quarter of 2013.

•	We anticipate our third quarter of 2013 internet advertising revenue, excluding political advertising revenue, will increase from the third quarter of 2012 by approximately 2%.

•	We believe our third quarter of 2013 retransmission consent revenue will increase from the third quarter of 2012 by approximately 9%.

•

We do not anticipate any significant political advertising revenue in the third quarter of 2013, continuing to reflect the “off year” of the two-year political cycle and the absence of any special elections and special political issue advertising campaigns in our markets.

•

On August 6, 2013, we received $7.1 million in incentive consulting revenue under our now expired consulting contract with Young. We will record this payment as consulting revenue in the third quarter of 2013.

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Operating expenses (before depreciation, amortization and gain on disposal of assets).

The anticipated increase in broadcast operating expense for the third quarter 2013 compared to the third quarter of 2012 is expected to be due primarily to increases in compensation expense and programming expense offset, in part, by a decrease in national sales commission expense.

The anticipated increase in corporate and administrative expense for the third quarter 2013 compared to the third quarter of 2012 is expected to be due primarily to increases in compensation expense.

Full Year 2013.

Operating expenses (before depreciation, amortization and gain on disposal of assets, net).

Based on our current forecasts, we are updating our previously disclosed guidance on expected corporate and administrative expenses for the full year 2013. For the full year 2013, we currently anticipate our corporate and administrative expense will be approximately $17.3 million, which is $1.4 million more than our corporate and administrative expenses for the year ended December 31, 2012, and which reflects updated information relating to expected non-cash stock-based compensation expense for the full year 2013. For the full year 2013, we currently anticipate our non-cash stock-based compensation expense will be approximately $2.0 million compared to $0.9 million for full year 2012.

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Revenue (less agency commissions) by Category:

The table below presents our revenue (less agency commissions) or “net revenue” by type for the three-month and six-month periods ended June 30, 2013 and 2012, respectively (dollars in thousands):

	Three Months Ended June 30,
	2013		2012
	Amount	Percent of Total	Amount	Percent of Total
Revenue (less agency commissions):
Local	$50,869	60.4%	$48,417	51.1%
National	15,052	17.9%	14,321	15.1%
Internet	6,257	7.4%	6,359	6.7%
Political	751	0.9%	13,138	13.9%
Retransmission consent	9,396	11.1%	8,279	8.7%
Other	1,960	2.3%	3,627	3.8%
Consulting	—	0.0%	550	0.7%

Total	$84,285	100.0%	$94,691	100.0%

	Six Months Ended June 30,
	2013		2012
	Amount	Percent of Total	Amount	Percent of Total
Revenue (less agency commissions):
Local	$97,297	59.9%	$94,292	53.8%
National	28,476	17.5%	27,327	15.6%
Internet	11,963	7.4%	12,051	6.9%
Political	1,392	0.9%	18,097	10.3%
Retransmission consent	19,088	11.7%	16,757	9.6%
Other	4,238	2.6%	5,496	3.1%
Consulting	—	0.0%	1,345	0.7%

Total	$162,454	100.0%	$175,365	100.0%

The aggregate internet revenues presented above are derived from: (i) direct internet revenue and (ii) internet-related commercial time sales.

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Non-GAAP Terms

From time to time, Gray supplements its financial results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) by disclosing the non-GAAP financial measures Broadcast Cash Flow and Broadcast Cash Flow Less Cash Corporate Expenses. These non-GAAP amounts are used by us to approximate the amount used to calculate a key financial performance covenant contained in our debt agreements. Broadcast Cash Flow is defined as net income plus corporate and administrative expenses, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense and any income tax expense, less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations and network compensation revenue and network payments. Corporate and administrative expenses (excluding depreciation, amortization and non-cash stock based compensation) are deducted from Broadcast Cash Flow to calculate “Broadcast Cash Flow Less Cash Corporate Expenses.” These non-GAAP terms are not defined in GAAP and our definitions may differ from, and therefore not be comparable to, similarly titled measures used by other companies, thereby limiting their usefulness. Such terms are used by management in addition to and in conjunction with results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income and cash flows reported in accordance with GAAP.

Reconciliations:

Reconciliation of net income to the non-GAAP terms (dollars in thousands):

	Three Months Ended June 30,
	2013	2012	% Change
Net income	$5,144	$10,994
Adjustments to reconcile from net income to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	5,938	5,716
Amortization of intangible assets	12	18
Non-cash stock based compensation	1,328	140
Gain on disposals of assets, net	(77)	(547)
Miscellaneous expense, net	1	—
Interest expense	12,594	15,126
Income tax expense	3,573	6,926
Amortization of program broadcast rights	2,826	2,719
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	7	5
Network compensation revenue recognized	(157)	(156)
Payments for program broadcast rights	(2,847)	(2,801)

Broadcast Cash Flow Less Cash Corporate Expenses	28,342	38,140	(26)%
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock based compensation	3,965	3,489

Broadcast Cash Flow	$32,307	$41,629	(22)%

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	Six Months Ended June 30,
	2013	2012	% Change
Net income	$6,014	$14,365
Adjustments to reconcile from net income to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	11,738	11,607
Amortization of intangible assets	31	37
Non-cash stock based compensation	1,464	154
Gain on disposals of assets, net	(105)	(482)
Miscellaneous income, net	—	(2)
Interest expense	25,134	30,289
Income tax expense	5,224	9,215
Amortization of program broadcast rights	5,663	5,477
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	14	12
Network compensation revenue recognized	(314)	(313)
Network compensation per network affiliation agreement	—	(60)
Payments for program broadcast rights	(5,700)	(5,596)

Broadcast Cash Flow Less Cash Corporate Expenses	49,163	64,703	(24)%
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock based compensation	7,653	6,581

Broadcast Cash Flow	$56,816	$71,284	(20)%

See the previous page for the definition of Non-GAAP terms.

The Company

We are a television broadcast company headquartered in Atlanta, Georgia, that owns and operates television stations in 30 television markets broadcasting 46 channels affiliated with one of the “Big 4 Networks” (ABC, CBS, FOX and NBC) and 42 additional channels of programming. Twenty-two of our channels are affiliated with the CBS Network, eleven channels are affiliated with the NBC Network, eight channels are affiliated with the ABC Network and five channels are affiliated with the FOX Network.

Within a market, our additional broadcast channels are generally affiliated with networks different from those affiliated with our “Big 4 Network” channels, and are operated by us to make better use of our broadcast spectrum by providing supplemental and/or alternative programming to our “Big 4 Network” channels. Certain of our additional channels are affiliated with more than one network simultaneously. Our additional channels are affiliated with networks such as “MyNetworkTV”, the CW Network or the CW Plus Network, the MeTV Network, This TV Network, the Live Well Network, the Country Network and Antenna TV. We also broadcast eight local news/weather channels in certain of our existing markets. Our combined TV station group reaches approximately 6.2% of total United States households.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are not statements of historical facts, and may include, among other things, statements regarding our current expectations and beliefs of operating results for the third quarter 2013 or other periods, internet strategies, future expenses and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of August 8, 2013. We do not intend, and undertake no

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duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2012 and may be contained in reports subsequently filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov.

Conference Call Information

We will host a conference call to discuss our second quarter operating results on August 8, 2013. The call will begin at 12:00 PM Eastern Time. The live dial-in number is 1 (800) 723-6751 and the confirmation code is 3751105. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1 (888) 203-1112, Confirmation Code: 3751105 until September 6, 2013.

For information contact:	Web site: www.gray.tv
Hilton Howell	Jim Ryan
President and Chief Executive Officer	Senior V. P. and Chief Financial Officer
(404) 266-5512	(404) 504-9828

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